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                                                              EXHIBIT 4(b)(1)
                                                               Approval from
                                                                 State of
                                                                Connecticut

                              STATE OF CONNECTICUT
                              INSURANCE DEPARTMENT


April 18, 1997



Mr. Paul H. Eddy
Deputy General Counsel & Assistant Secretary
Travelers Insurance
One Tower Square - 7PB
Hartford, CT 06183

Re:  Amendment No. 1 to the April 18, 1995 Limited Guarantee
     Agreement Between The Travelers Insurance Company ("TIC") and The Travelers Life and Annuity Company ("TLAC")


Dear Mr. Eddy:

The Company's April 7, 1997 request for approval of the subject Transaction submitted on a Form D is approved pursuant to Conn. Gen. Stat.
(S) 13a-136(b)(1).

Specifically, The Limited Guarantee Agreement, as amended, guarantees as to principal and interest the securities registered by TLAC in connection with the issuance of an additional $150 million of Modified Guaranteed Annuity Contracts in accordance with Rule S-2 of the SEC with respect to the registration of contracts. The Amendment is retroactively effective to November 25, 1996.

In order to complete our files, please provide an executed copy of both the Limited Guarantee Agreement and its Amendment No. 1.



Very truly yours,



John J. D'Amato, CPA
Accredited Financial Examiner
Examiner Division
Financial Analysis Unit
87726-









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